QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(i)

NORTHWEST AIRLINES CORPORATION
2700 Lone Oak Parkway
Eagan, Minnesota 55121
(612) 726-2111

OFFER TO EXCHANGE
OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK

December 26, 2002

NORTHWEST AIRLINES CORPORATION

OFFER TO EXCHANGE OUTSTANDING OPTIONS

THE OFFER EXPIRES AT 5 P.M. CENTRAL TIME
ON JANUARY 14, 2003, UNLESS WE EXTEND THE OFFER (EXPIRATION DATE)

        Beginning on December 13, 2002, Northwest Airlines Corporation (NWA Corp. and together with our subsidiaries, the Company or we) is offering its active employees who are officers of Northwest Airlines, Inc. (Northwest) the opportunity to exchange all of their outstanding options to purchase shares of our common stock granted under any of our management compensatory stock incentive plans for a designated number of replacement options to purchase shares of our common stock (Replacement Options) and is offering its active management employees who are not officers of Northwest who hold options to purchase shares of its common stock the opportunity to exchange all of their outstanding options granted under any of our management compensatory stock incentive plans for a designated number of phantom stock units (Phantom Stock Units). Officers of Northwest and active non-officer management employees of Northwest who hold stock options are collectively referred to in this Offer to Exchange as Eligible Employees. The outstanding options granted under any of our management compensatory stock incentive plans held by Eligible Employees are collectively referred to in this Offer to Exchange as the Eligible Options, and the Replacement Options and Phantom Stock Units are collectively referred to as the Replacement Awards. For every two shares subject to option surrendered by officers of Northwest, one share subject to option will be granted. For every three shares subject to option surrendered by non-officer management employees of Northwest, one phantom stock unit will be granted. As explained in more detail below, no fractional amounts will be awarded. Regardless of whether the surrendered options are vested, all of the Replacement Awards will be subject to a new vesting schedule under which the shares or units will vest over four years in equal annual installments of 25% each, so long as you have been continuously employed by the Company through each applicable vesting date. The four-year vesting schedule will start on the Replacement Award Grant Date. All Replacement Options will have the standard option expiration term of ten years. If you wish to accept this offer, you must exchange all of your Eligible Options, regardless of whether some of these options have exercise prices below the current fair market value of the Company's common stock. The Replacement Awards will be granted between January 15, 2003 and February 14, 2003, on a date determined by the Compensation Committee of our Board of Directors (or a subcommittee thereof), or a later date if the offer is extended (Replacement Award Grant Date).

        The exercise price of the Replacement Options will be the average of the opening and closing sales prices of our common stock as reported on the NASDAQ National Market System ("NASDAQ") on the Replacement Award Grant Date. If you receive a Phantom Stock Unit award, following each annual vesting date you will receive a cash payment equal to the average closing sales price of the Company's common stock as report on NASDAQ during the ten-day period preceding the applicable vesting date.

        We are making this Offer to Exchange upon the terms and subject to the conditions described in this Offer to Exchange and in the attached Summary of Terms (which together, as they may be amended from time to time, constitute the Offer). This Offer is not conditioned upon a minimum number of Eligible Options being exchanged. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

i

        Shares of our common stock are quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "NWAC." On December 10, 2002, the closing price of our common stock as reported on NASDAQ was $8.16 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

        You should direct questions about this Offer to Exchange or requests for assistance in completing the related documentation via email to exchangeoffer@nwa.com.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC). NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

        If you wish to accept this Offer, you must complete the Election Acceptance Form and submit it before 5 P.M. Central Time on January 14, 2003, or a later date if we extend the Offer. The Election Acceptance Form is available on our internal website at http:/www.nwapeople.nwa.com/Human_Resources/Misc/rdr_Option_Exchange.htm.

        Beginning on December 13, 2002, you may complete the online Election Acceptance Form and submit it electronically before 5 P.M. Central Time on January 14, 2003, or a later date if we extend the Offer. If you are unable to submit the Election Acceptance Form electronically because you do not have access to our internal website, beginning on December 13, 2002, you may submit a hard copy of the Election Acceptance Form. To do so, you must return your signed Election Acceptance Form to Michele Swanson, Director Compensation and HR Systems, via hand delivery, fax at (612) 726-3509, or overnight courier to Michele Swanson, Northwest Airlines, Dept A1420, 2700 Lone Oak Parkway, Eagan, Minnesota 55121. Your signed Election Acceptance Form must be received before 5 P.M. Central Time on January 14, 2003, or a later date if we extend the Offer. If you accept the Offer electronically via the online Election Acceptance Form, you will not need to submit a hard copy of the Election Acceptance Form.

        If you do not submit an Election Acceptance Form prior to the Expiration Date, we will treat your failure to submit an Election Acceptance Form as a rejection of the Offer.

        You do not need to return your stock option agreements for your Eligible Options to accept this Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. However, you will be required to return your stock option agreements upon our request.

        The exercise price of the Replacement Options will be the average of the opening and closing sales prices of our common stock as reported on the NASDAQ National Market System on the Replacement Award Grant Date. We do not know what the exercise price of the Replacement Options will be and, therefore, we cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options, nor do we know what the value of our common stock will be on the Replacement Award Grant Date. The Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult with your personal advisors to determine the specific financial and tax consequences relevant to your participation in the Offer. The information about this Offer is limited to this document, the attached Summary of Terms and the Tender Offer Statement on Schedule TO.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

SUMMARY OF TERMS: QUESTIONS AND ANSWERS ABOUT THE OFFER TO EXCHANGE		1
General Discussion Of The Stock Option Exchange Program		1
The Basics Of The Stock Option Exchange Program		3
Vesting, Exercise Price And Term Of Replacement Awards		3
How The Option Cancellation And Exchange Works		5
The Duration Of This Offer		5
Tax Status Of Replacement Awards; Tax Considerations		5
How To Elect To Exchange Your Eligible Options		6
Miscellaneous And More Information		7
THE OFFER		8
1.	Number Of Options; Expiration Date.	8
2.	Purpose Of The Offer.	9
3.	Procedures.	9
4.	Change In Election.	10
5.	Acceptance Of Eligible Options For Exchange And Cancellation And Issuance Of Replacement Awards.	10
6.	Conditions Of The Offer.	11
7.	Price Range Of Common Stock.	12
8.	Source And Amount Of Consideration; Terms Of Replacement Awards.	13
9.	Interests Of Directors And Officers; Transactions And Arrangements Involving The Eligible Options.	14
10.	Status Of Eligible Options Acquired By Us In The Offer.	16
11.	Legal Matters; Regulatory Approvals.	16
12.	Material Tax Consequences.	16
13.	Extension Of The Offer; Termination; Amendment.	17
14.	Fees And Expenses.	18
15.	Information About Us.	18
16.	ADDITIONAL INFORMATION.	23
17.	FORWARD LOOKING STATEMENTS; MISCELLANEOUS.	24
SCHEDULE A: INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF TERMS: QUESTIONS AND ANSWERS ABOUT THE OFFER TO EXCHANGE

        References to Section numbers in these Questions and Answers are to Section numbers in the Offer To Exchange materials immediately following these Questions and Answers. The Questions and Answers are grouped under the following categories:

  •
  General Discussion of the Stock Option Exchange Program

  •
  The Basics of the Stock Option Exchange Program

  •
  Vesting, Exercise Price and Term of Replacement Awards

  •
  How the Option Cancellation and Exchange Works

  •
  The Duration of this Offer

  •
  Tax Status of Replacement Awards; Tax Considerations

  •
  How to Elect to Exchange Your Eligible Options

  •
  Miscellaneous and More Information
General Discussion Of The Stock Option Exchange Program
Q1.	What is the Stock Option Exchange Program?

Our Stock Option Exchange Program, which we also call the Offer, is a voluntary program permitting officers of Northwest who are optionholders to surrender their Eligible Options in exchange for a Replacement Option and permitting active non-officer management employees of Northwest who are optionholders to surrender their Eligible Options in exchange for Phantom Stock Units. As explained in Section 1, for every two shares subject to option surrendered by an officer, one share subject to option will be granted. For every three shares subject to option surrendered by a non-officer management employee, one phantom stock unit will be granted. As explained in Questions 18 and 19, fractional amounts will be rounded up. The Replacement Awards will be granted between January 15, 2003 and February 14, 2003, on a date determined by the Compensation Committee of our Board of Directors (or a subcommittee thereof), or a later date if the offer is extended (Replacement Award Grant Date).

A Phantom Stock Unit is a type of award for which the recipient is not issued actual shares of stock on the grant date but receives a bookkeeping account credited with a certain number of units which are economically equivalent to shares. The value of the account fluctuates over time based on the changes in the trading value of the stock price. Payments on these Phantom Stock Units will be made in cash on the dates they vest. (For more information on the vesting of Phantom Stock Units, see Question 14 below.)

Q2.	Why is there a different ratio of exchange for those receiving Replacement Options and those receiving Phantom Stock Units?

Unlike a stock option, a phantom stock unit has no exercise price. Therefore, if you receive Phantom Stock Units in exchange for your Eligible Options, on each vesting date you will receive the full value of the Company's common stock for the vested portion of your award less applicable withholding taxes in cash at no cost to you. By contrast, if you receive Replacement Options for your Eligible Options, those options have value only if the fair market value of the Company's common stock exceeds the exercise price of the option. Upon your exercise of any vested Replacement Options, you must pay the exercise price to the Company as a condition of receiving shares. You may also pay a brokerage commission upon the sale of the shares. The economic value of an option to its holder is reduced by the cost of paying the exercise price and brokerage commissions. Accordingly, since the per share value is greater for one Phantom Stock Unit than it is for one Replacement Option, the Company has determined that, in fairness, a larger number of shares subject to any Eligible Option should be surrendered to receive one Phantom Stock Unit than should be required to receive one Replacement Option. The specific exchange ratio decided upon by the Company is that one Phantom Stock Unit will be issued for every three Eligible Options exchanged, and one Replacement Option will be issued for every two Eligible Options exchanged.
Q3.	Which options may I exchange as part of this program?

We are offering to exchange stock options that are currently outstanding under any of our management compensatory stock incentive plans, including the Northwest Airlines Corporation 1990 Stock Option Plan, the Amended and Restated Northwest Airlines Corporation 1999 Stock Incentive Plan and the Northwest Airlines 2001 Stock Incentive Plan (formerly the 1994 Northwest Airlines Corporation Stock Incentive Plan) and that are held by officers of Northwest and active non-officer management employees of Northwest. (See Section 1.)
Q4.	Are there conditions to the Offer?

The Offer is subject to a number of conditions, including the conditions described in Section 6. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged.
Q5.	Are there any eligibility requirements I must satisfy in order to receive a Replacement Award?
You must be an Eligible Employee on January 14, 2003 (Expiration Date), and you must remain continuously employed through the Replacement Award Grant Date. (See Section 5.)
If you are not an Eligible Employee on the Expiration Date, you will not be eligible to exchange any Eligible Options and any election you may have made will not be accepted by us.

If you do not remain an employee through the Replacement Award Grant Date and your Eligible Options were cancelled under this Offer, you will not be granted a Replacement Award and your cancelled options will not be reinstated.

The Basics Of The Stock Option Exchange Program
Q6.	How does the Offer work?

Beginning on December 13, 2002 and until 5 P.M. Central Time on January 14, 2003 (Expiration Date), you may decide to exchange all of your Eligible Options for a Replacement Award. For every two shares subject to option surrendered by an officer of Northwest, one share subject to option will be granted. For every three shares subject to option surrendered by an active non-officer management employee of Northwest, one phantom stock unit will be granted. As explained in Questions 18 and 19, no fractional amounts will be awarded. You must agree to exchange all of your Eligible Options in order to be eligible to receive a Replacement Award. The Stock Option Exchange Program does not affect any outstanding phantom stock unit awards or deferred stock awards.
Q7.	What if my Eligible Options are not currently vested? Can I exchange them?

Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer. If you elect to participate in the Offer, however, you must exchange all of your Eligible Options, whether they are vested, unvested, or partially vested.
Q8.	If I elect to exchange my Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

If you wish to accept this offer, you must exchange all of your Eligible Options, which may include options that have exercise prices below the current fair market value of the Company's common stock. (See Section 1.)
Q9.	When will I receive my Replacement Award?

You will receive your Replacement Award on the Replacement Award Grant Date, which is expected to be between January 15, 2003 and February 14, 2003, on a date determined by the Compensation Committee of our Board of Directors (or a subcommittee thereof), or a later date if we extend the Offer. We expect to distribute documentation evidencing the Replacement Award Grants within approximately six to eight weeks following the Replacement Award Grant Date. (See Section 5.)
Vesting, Exercise Price And Term Of Replacement Awards
Replacement Options
Q10.	How will my Replacement Options vest?

Each Replacement Option will be subject to a new vesting schedule under which the option will vest over four years in equal annual installments of 25% each, so long as you have been continuously employed by Northwest through the applicable vesting date. The four year vesting schedule will start on the Replacement Award Grant Date occurring in January or February 2003.
Q11.	May I exercise my Replacement Options prior to the date on which they vest?
No.

Q12.	What is the exercise price for the Replacement Options?

The exercise price of your Replacement Options will be the fair market value of our common stock on the Replacement Award Grant Date, which is expected to be between January 15, 2003 and February 14, 2003, on a date determined by the Compensation Committee of our Board of Directors (or a subcommittee thereof), or a later date if we extend the Offer. The fair market value of our common stock on the Replacement Award Grant Date will be the average of the opening and closing sales prices of our common stock as reported on NASDAQ on the Replacement Award Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options you surrender. Therefore, we recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Offer. (See Section 7.)
Q13.	How long is the option term of the Replacement Options?

All Replacement Options will have our standard option expiration term of ten years. If your employment with Northwest is terminated before the 10-year term expires, the option will generally terminate ninety (90) days after the termination of employment (or one (1) year following retirement) unless otherwise provided in the documentation pertaining to your Replacement Option. (See Section 8.)
Phantom Stock Units
Q14.	How will my Phantom Stock Units vest?

Each Phantom Stock Unit award will have a new vesting schedule under which the phantom stock units subject to the award will vest over four years in equal annual installments of 25% each, so long as you have been continuously employed by Northwest through the applicable vesting date. The four year vesting schedule will start on the Replacement Award Grant Date occurring in January or February 2003.
Q15.	What will I receive when my Phantom Stock Units vest?

Within ninety (90) days after each annual vesting date you will receive a payment solely in cash equal to the fair market value of the Company's common stock on the vesting date less the amount of applicable withholding taxes, so long as you have been continuously employed by Northwest through the applicable vesting date.
Q16.	How is the fair market value of the Company's common stock determined for purposes of the Phantom Stock Units?

The fair market value of a share of common stock for purposes of the Phantom Stock Units is the average closing sales price of the common stock as reported on the NASDAQ National Market System during the ten (10) day period preceding the applicable vesting date.
Replacement Awards
Q17.	What if my employment terminates after the date that my Eligible Options are cancelled?

If your employment with Northwest terminates for any reason after your Eligible Options are cancelled and before the Replacement Award Grant Date, you will forfeit the Eligible Options you cancelled, and you will not receive any Replacement Award. (See Section 1.)

How The Option Cancellation And Exchange Works
Q18.	If I am an officer of Northwest and I exchange my Eligible Options, how many shares will I receive under my Replacement Option?

For every two shares subject to option that you surrender, you will receive one share subject to option. If the number of shares subject to option which you are entitled to receive in exchange for your Eligible Options is a fractional number, this fractional number will be rounded up to the nearest whole number for purposes of determining the number of shares subject to your Replacement Option.
Q19.	If I am an active non-officer management employee of Northwest and I exchange my Eligible Options, how many Phantom Stock Units will I receive under my Replacement Award?

For every three shares subject to option that you surrender, you will receive one Phantom Stock Unit. If the number of Phantom Stock Units which you are entitled to receive in exchange for your Eligible Options is a fractional number, this fractional number will be rounded up to the nearest whole number for purposes of determining the number of Phantom Stock Units subject to your Replacement Award.
Q20.	Can I exchange a portion of my unexercised Eligible Options?

No. If you elect to exchange your Eligible Options, you must exchange all unexercised shares covered by your Eligible Options. Eligible Options are the outstanding options granted under any of our management compensatory stock incentive plans, including the Northwest Airlines Corporation 1990 Stock Option Plan, the Amended and Restated Northwest Airlines Corporation 1999 Stock Incentive Plan and the Northwest Airlines 2001 Stock Incentive Plan (formerly the 1994 Northwest Airlines Corporation Stock Incentive Plan).
The Duration Of This Offer
Q21.	How long will this Offer remain open?

The Offer begins on December 13, 2002, and is scheduled to remain open until 5 P.M. Central Time on the Expiration Date, which is expected to be January 14, 2003, or a later date if we extend the Offer. We have no plans to extend the Offer beyond January 14, 2003. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 9:00 A.M. Eastern Time on January 15, 2003. (See Section 13.)
Q22.	If the Offer is extended, how does the extension affect the date on which my Replacement Options will be granted?
If we extend the Offer, the Replacement Award Grant Date will be extended to a day that occurs within one month after the extended Expiration Date.
Tax Status Of Replacement Awards; Tax Considerations

This section of the Questions and Answers does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision if you pay United States income tax. In addition, this section does not address any state or local tax consequences or the tax laws of any country other than the United States of America. Please note that tax laws change frequently and vary with your individual circumstances. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

Q23.	Will my Replacement Options be incentive stock options or nonqualified stock options?
All Replacement Options will be designated as nonqualified stock options.
Q24.	Will I have to pay U.S. federal income taxes if I exchange my Eligible Options in the Offer?

We do not believe there are any tax consequences as a result of your participation in the Offer. However, for personalized tax advice you should contact your own tax advisor. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences of this transaction under the laws of the country in which you live and/or work. (See Section 12.)
How To Elect To Exchange Your Eligible Options
Q25.	What do I need to do to exchange my Eligible Options?

Beginning on December 13, 2002, you may complete the online Election Acceptance Form, which will be available on our internal website at http://www.nwapeople.nwa.com/Human_Resources/Misc/rdr_Option_Exchange.htm, and submit it electronically before 5 P.M. Central Time on January 14, 2003, or a later date if we extend the Offer. If you are unable to submit the Election Acceptance Form electronically because you do not have access to our internal website, beginning on December 13, 2002, you may submit a hard copy of the Election Acceptance Form (which is posted on the website). To do so, you must submit your signed Election Acceptance Form to Michele Swanson, Director Compensation and HR Systems, via hand delivery, fax at (612) 726-3509, or overnight courier to Michele Swanson, Northwest Airlines, Dept A1420, 2700 Lone Oak Parkway, Eagan, Minnesota 55121. Your signed Election Acceptance Form must be received before 5 P.M. Central Time on January 14, 2003, or a later date if we extend the Offer. If you accept the Offer electronically via the online Election Acceptance Form, you will not need to submit a hard copy of the Election Acceptance Form.
Q26.	What is the deadline to elect to participate in the Offer?

You must submit your Election Acceptance Form by 5 P.M. Central Time on the Expiration Date, which is expected to be January 14, 2003, or a later date if we extend the Offer. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 9:00 A.M. Eastern Time on January 15, 2003. (See Sections 3 and 13.)
Q27.	Can I change my election?

Yes. You may change or withdraw your election at any time before 5 P.M. Central Time on the Expiration Date by submitting a Change in Election Form (which is posted on the website). You may withdraw your election by submitting a Change in Election Form electronically before 5 P.M. Central Time on January 14, 2003, or a later date if we extend the Offer. If you are unable to submit a Change in Election Form electronically because you do not have access to our internal website, you may submit a hard copy of the form. To do so, you must submit your signed Change in Election Form to Michele Swanson, Director Compensation and HR Systems, via hand delivery, fax at (612) 726-3509, or overnight courier to Michele Swanson, Northwest Airlines, Dept A1420, 2700 Lone Oak Parkway, Eagan, Minnesota 55121. Your signed Election Acceptance Form or Change in Election Form, if any, must be received before 5 P.M. Central Time on January 14, 2003, or a later date if we extend the Offer. If you submit your election electronically via the online process, you will not need to submit a hard copy of the Change in Election Form.

There is no limit to the number of times you can change your election prior to the deadline. However, the last Election Acceptance Form or Change in Election Form you submit prior to the deadline will be the election that governs your election.

Q28.	What will happen if I don't submit my election by the deadline?
If you miss this deadline, you cannot participate in the Offer.
Q29.	What if I don't accept this Offer?

This Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in this Offer. You may either keep your current Eligible Options at their current exercise prices or surrender your Eligible Options in exchange for Replacement Awards, which will be granted on the Replacement Award Grant Date. (See Section 1). If you do not elect to participate, your outstanding options will continue under the terms and conditions under which they were granted.
Miscellaneous And More Information
Q30.	Where do I go if I have additional questions about this Offer?
Please send your questions via email to exchangeoffer@nwa.com.

THE OFFER

1.    Number Of Options; Expiration Date.

        We are offering Replacement Awards in exchange for Eligible Options held by Eligible Employees. Eligible Options are all outstanding options that were granted to officers of Northwest and active non-officer management employees of Northwest, under any of our management compensatory stock incentive plans, including the Northwest Airlines Corporation 1990 Stock Option Plan, the Amended and Restated Northwest Airlines Corporation 1999 Stock Incentive Plan and the Northwest Airlines Corporation 2001 Stock Incentive Plan (formerly the 1994 Northwest Airlines Corporation Stock Incentive Plan) (collectively, the "Option Plans"). For purposes solely of this Offer to Exchange, references to our officers shall include the Chairman of our Board of Directors. All Replacement Options will be nonqualified stock options under the Internal Revenue Code of 1986, as amended. As of December 10, 2002, there were 7,611,882 Eligible Options outstanding under the Option Plans.

        If you elect to exchange your Eligible Options, you must exchange all of your Eligible Options. Our Offer is subject to the terms and conditions described in this Offer and the attached Summary of Terms. We will only accept Eligible Options that are properly exchanged and not withdrawn in accordance with Section 4 of this Offer before the Offer expires on the Expiration Date.

        The Replacement Awards will be granted between January 15, 2003 and February 14, 2003, on a date determined by the Compensation Committee of our Board of Directors (or a subcommittee thereof), or a later date if the Offer is extended. For every two shares subject to option surrendered by an officer of Northwest, one share subject to option will be granted. For every three shares subject to option surrendered by an active non-officer management employee of Northwest, one phantom stock unit will be granted. No fractional amounts will be awarded. If you are an officer, if the number of shares subject to option which you are entitled to receive in exchange for your Eligible Options is a fractional number, this fractional number will be rounded up to the nearest whole number for the purpose of determining the number of shares subject to your Replacement Option. If you are a non-officer management employee, if the number of Phantom Stock Units which you are entitled to receive in exchange for your Eligible Options is a fractional number, this fractional number will be rounded up to the nearest whole number for purposes of determining the number of Phantom Stock Units subject to your Replacement Award.

        The number of shares to be represented by the Replacement Awards will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Award Grant Date.

        If, for any reason, you are not employed by Northwest from the Expiration Date through the Replacement Award Grant Date, you will not receive any Replacement Award or any other consideration in exchange for your Eligible Options that have been exchanged. If your employment with Northwest terminates after you tender your options but prior to the Expiration Date, you are not eligible to participate in the Offer. Participation in this Offer does not confer upon you the right to remain employed by Northwest.

        Generally, Replacement Awards will be issued under either the Amended and Restated Northwest Airlines Corporation 1999 Stock Incentive Plan or the Northwest Airlines Corporation 2001 Stock Incentive Plan pursuant to a stock option agreement or stock option acknowledgment in the case of Replacement Options and a phantom stock unit award acknowledgment in the case of Phantom Stock Units. If you are an employee resident outside of the United States, additional terms and conditions may be applicable to your Replacement Awards.

        The term Expiration Date of this Offer means 5 P.M. Central Time on January 14, 2003, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the Offer.

        We will publish a notice if we decide to take any of the following actions:

  •
  increase or decrease what we will give you in exchange for your Eligible Options;

  •
  increase or decrease the number of Eligible Options to be exchanged in the Offer; or

  •
  extend or terminate the Offer.

        If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of ten business days after the date the notice is published.

        A business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight.

2.    Purpose Of The Offer.

        Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current market price of our common stock. By making this Offer, we are extending to eligible optionholders the ability to select an alternative compensation program which they may determine provides a superior opportunity for financial return. In addition, the Offer will benefit the Company by having the effect of reducing the number of shares of our common stock subject to options.

        The Board of Directors has authorized this Offer. We do not know if the Replacement Options will have a lower exercise price than the Eligible Options or what the value of our common stock will be on the Replacement Award Grant Date. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial and/or tax situation.

        Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

3.    Procedures.

        Making Your Election.    Beginning on December 13, 2002, you may complete the online Election Acceptance Form, which will be available on our internal website at http://www.nwapeople.nwa.com/Human_Resources/Misc/rdr_Option_Exchange.htm, and submit it electronically before 5 P.M. Central Time on January 14, 2003, or a later date if we extend the Offer. If you are unable to submit the Election Acceptance Form electronically because you do not have access to our internal website, beginning on December 13, 2002, you may submit a hard copy of the Election Acceptance Form (which is posted on the website). To do so, you must return your signed Election Acceptance Form to Michele Swanson, Director Compensation and HR Systems, via hand delivery, fax at (612) 726-3509, or overnight courier to Michele Swanson, Northwest Airlines, Dept A1420, 2700 Lone Oak Parkway, Eagan, Minnesota 55121. Your signed Election Acceptance Form must be received before 5 P.M. Central Time on January 14, 2003, or a later date if we extend the Offer. If you accept the Offer electronically via the online Election Acceptance Form, you will not need to submit a hard copy of the Election Acceptance Form.

        You do not need to return your stock option agreements for your Eligible Options to accept the Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. You will be required to return your stock option agreements upon our request.

        The delivery of the Election Acceptance Forms and any other required documents is at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

        Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Acceptance Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Acceptance Form; no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Acceptance Forms or Eligible Options that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Options that are exchanged. We may waive any of the conditions of the Offer with respect to all Eligible Options. We may also waive any defect or irregularity in any Election Acceptance Form with respect to any particular Eligible Options or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of any defects or irregularities.

        Our Acceptance Constitutes an Agreement.    If you elect to exchange your Eligible Options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

4.    Change In Election.

        You may withdraw your election at any time before 5 P.M. Central Time on the Expiration Date. You may only withdraw your election by following the procedures described in this Section 4.

        You may withdraw your election at any time before 5 P.M. Central Time on the Expiration Date. You may withdraw your Election Acceptance Form by submitting a Change in Election Form electronically before 5 P.M. Central Time on January 14, 2003, or a later date if we extend the Offer. If you are unable to submit a Change in Election Form electronically because you do not have access to our internal website, you may submit a hard copy of the form. To do so, you must submit your signed form to Michele Swanson, Director Compensation and HR Systems, via hand delivery, fax at (612) 726-3509, or overnight courier to Michele Swanson, Northwest Airlines, Dept A1420, 2700 Lone Oak Parkway, Eagan, Minnesota 55121. Your signed form must be received before 5 P.M. Central Time on January 14, 2003, or a later date if we extend the Offer. If you submit your Change in Election Form electronically via the online process, you will not need to submit a hard copy of the form.

        The delivery of the Change in Election Form and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

        Notwithstanding the above disclosure, you may withdraw your election after February 10, 2003 if your surrendered options have not yet been accepted for payment.

5.    Acceptance Of Eligible Options For Exchange And Cancellation And Issuance Of Replacement Awards.

        After the Expiration Date we will accept Eligible Options for exchange and promptly provide you with a letter confirming our acceptance of your Eligible Options and stating the number of

Replacement Options or Phantom Stock Units, as the case may be, that we will grant to you. The Replacement Awards will be granted between January 15, 2003 and February 14, 2003, on a date determined by the Compensation Committee of our Board of Directors (or a subcommittee thereof), or at a later date if the Offer is extended.

        The Compensation Committee is composed of the following five independent directors, none of whom is eligible to participate in the Offer: Frederic V. Malek, Richard C. Blum, Dennis F. Hightower, George J. Kourpias and V.A. Ravindran. The Compensation Committee plans to meet on a date that has not yet been set during the period between January 15, 2003 and February 14, 2003. On such date, the Compensation Committee by majority vote will set the exercise price for the Replacement Options based on the fair market value of the Company's common stock on that date.

        For every two shares subject to option surrendered by an officer of Northwest, one share subject to option will be granted. For every three shares subject to option surrendered by an active non-officer management employee of Northwest, one Phantom Stock Unit will be granted. As explained in more detail above in Section 1, no fractional amounts will be awarded. In addition, the number of shares to be represented by the Replacement Awards will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Award Grant Date. On or shortly after December 13, 2002, you will receive a notification listing all of your Eligible Options. If you are not employed by Northwest on the Expiration Date, then you are not eligible to participate in this Offer. If you are an employee of Northwest as of the Expiration Date but are not employed continuously by Northwest through the Replacement Award Grant Date, you will not be eligible to receive a Replacement Award.

6.    Conditions Of The Offer.

        We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case at any time on or before the Expiration Date, if we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including the following:

  •
  any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Options, the issuance of Replacement Awards, or otherwise relates to the Offer or that, in our judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects;

  •
  any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our judgment, would or might directly or indirectly:

            (a)  make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Awards or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

            (b)  delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Awards for some or all of the exchanged Eligible Options; or

            (c)  materially and adversely affect our business, condition (financial or other), income, operations or prospects;

  •
  there is:

            (a)  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

            (b)  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

            (c)  any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of the Company, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with the offering;

  •
  another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

            (a)  any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (Exchange Act), has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

            (b)  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

            (c)  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

  •
  any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

        The conditions to the Offer are for our benefit. We may assert or waive one or more of these conditions, whether or not we waive any other condition, in our discretion at any time and from time to time before the Expiration Date. All conditions must be satisfied or waived as of the Expiration Date.

        Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all Eligible Employees.

7.    Price Range Of Common Stock.

        The Eligible Options to be exchanged pursuant to this Offer are not publicly traded. However, upon exercise of an option that we granted, the optionholder becomes an owner of our common stock. Our common stock is quoted on NASDAQ under the symbol "NWAC." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on NASDAQ.

Quarter ended	High	Low
Fiscal Year 2002
December 31, 2002 (through December 10, 2002)	$8.71	$4.71	1
September 30, 2002	$12.24	$6.33
June 30, 2002	$20.69	$10.66
March 31, 2002	$20.92	$13.56
Fiscal Year 2001
December 31, 2001	$18.71	$11.25
September 30, 2001	$27.63	$9.04
June 30, 2001	$27.75	$20.50
March 31, 2001	$33.06	$19.00
Fiscal Year 2000
December 31, 2000	$31.00	$20.25
September 30, 2000	$39.00	$24.56
June 30, 2000	$36.38	$20.69
March 31, 2000	$24.31	$16.13

        As of December 10, 2002, the last reported sale price of our common stock, as reported by NASDAQ, was $8.16 per share.

        We do not know whether the Replacement Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

8.    Source And Amount Of Consideration; Terms Of Replacement Awards.

        Consideration.    For every two shares subject to option surrendered by an officer of Northwest, one share subject to option will be granted. For every three shares subject to option surrendered by an active non-officer management employee of Northwest, one phantom stock unit will be granted. As explained in more detail above in Section 1, no fractional amounts will be awarded. The number of shares to be represented by the Replacement Awards will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Award Grant Date.

        If we receive and accept the exchange of all Eligible Options, we will grant Replacement Options to purchase a total of approximately 3,180,481 shares of our common stock and Phantom Stock Units redeemable for $3,402,505 (based on the closing price of a share of our common stock on December 10, 2002). The common stock issuable upon exercise of the Replacement Options would equal approximately 3.71% of the total shares of our common stock outstanding as of December 10, 2002.

        Generally, Replacement Awards will be issued under either the Amended and Restated Northwest Airlines Corporation 1999 Stock Incentive Plan or the Northwest Airlines Corporation 2001 Stock Incentive Plan pursuant to a stock option agreement or stock option acknowledgment in the case of Replacement Options and a phantom stock unit award acknowledgment in the case of Phantom Stock Units. If you are an employee resident outside of the United States, additional terms and conditions may be applicable to your Replacement Awards.

        The issuance of Replacement Awards under this Offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options.

        Termination of Employment.    If, for any reason, you are not employed by Northwest from the Expiration Date through the Replacement Award Grant Date, you will not receive any Replacement Award or any other consideration in exchange for your Eligible Options that have been surrendered. If your employment with Northwest terminates after you tender your options but prior to the Expiration Date, you are not eligible to participate in the Offer. Participation in this Offer does not confer upon you the right to remain employed by Northwest. This means that if you die, become disabled, retire or quit, with or without good reason, or we terminate your employment, with or without cause, prior to the Replacement Award Grant Date and after the Expiration Date, you will not receive anything for the Eligible Options that you surrendered and we canceled.

        Registration of Option Shares.    All shares of Common Stock issuable upon exercise of Replacement Options, have been registered under the Securities Act of 1933, as amended (Securities Act) on a Registration Statement on Form S-8 filed with the SEC. Except as restricted by the Northwest Airlines Corporation Insider Trading Policy, you can sell your Replacement Option shares at any time. Contact the Company's Secretary to receive a copy of the Northwest Airlines Corporation Insider Trading Policy. If you are considered an "affiliate" of ours under the Securities Act, you will also be subject to the restrictions under Rule 144 of the Securities Act. Executive officers and members of the Board of Directors will also be subject to the restrictions of Section 16(b) of the Exchange Act, including the short-swing trading profits forfeiture provisions of Section 16(b) of that Act.

        Our statements in this Offer concerning the Replacement Awards are merely summaries and do not purport to be complete. These statements are subject to, and are qualified in their entirety by reference to, all provisions of the Amended and Restated 1999 Stock Incentive Plan, the 2001 Stock Incentive Plan, the stock option agreement, the stock option grant acknowledgment and the phantom stock unit award acknowledgment, each of which is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part.

9.    Interests Of Directors And Officers; Transactions And Arrangements Involving The Eligible Options.

        A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of December 10, 2002, our directors and executive officers (18 persons) as a group held Eligible Options to purchase a total of 2,669,331 shares of our Common Stock. All of the Eligible Options held by executive officers and our Chairman may be exchanged in this Offer. As of the date of this Offer to Exchange, we do not know whether any executive officer whose options are eligible to be exchanged or the Chairman, intends to exchange his options. No options held by our non-management directors or any affiliates who are not employees of Northwest are eligible to be exchanged in this Offer.

        The following table sets forth the beneficial ownership of each of our executive officers and directors of Eligible Options outstanding as of December 10, 2002. All of the options in the table held by an executive officer, a management director or the Chairman of the Board are eligible to be exchanged.

Name of Beneficial Owner	Number of Options to Purchase Common Stock as of December 10, 2002(1)	Percentage of Total Eligible Options Outstanding As of December 10, 2002
Gary L. Wilson(2)	400,000	5.25%
Richard H. Anderson(2)	755,021	9.92%
Ray W. Benning, Jr.	0	0%
Richard C. Blum	0	0%
Alfred A. Checchi	0	0%
Robert L. Friedman	0	0%
Doris Kearns Goodwin	0	0%
Dennis F. Hightower	0	0%
George J. Kourpias	0	0%
Frederic V. Malek	0	0%
V.A. Ravindran	0	0%
Michael G. Ristow	0	0%
Douglas M. Steenland(2)	738,552	9.70%
Leo M. van Wijk	0	0%
J. Timothy Griffin(2)	278,728	3.66%
Philip C. Haan(2)	287,030	3.77%
Bernard L. Han(2)	150,000	1.97%
James G. Mathews(2)	60,000	0.79%
Subtotal	2,669,331	35.07%
Total Eligible Options Outstanding at December 10, 2002	7,611,882	100.00%

(1)
These option numbers represent options granted under the Option Plans only.

(2)
Executive officer, Chairman or management director.

        Except as disclosed below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the 60 days prior to December 10, 2002. On November 15, 2002, Blum Capital Partners, L.P. acquired 215,000 of our common shares at $7.8647 per share. Also on November 15, 2002, Richard C. Blum & Associates-NWA Partners, L.P. distributed 214,878 of our common shares in the form of gifts to several charities. Mr. Blum, one of our directors, is Chairman and President of Richard C. Blum & Associates, Inc., which is the general partner of BLUM Capital Partners, L.P. BLUM Capital Partners, L.P. is the general partner of Richard C. Blum & Associates-NWA Partners, L.P. The Company made the following deferred stock grants during the 60 days prior to December 10, 2002: on October 14, 2002, Mr. Han received a deferred stock grant for 10,000 common shares, and on November 7, 2002, Mr. Steenland received a deferred stock grant for 150,000 common shares and Mr. Anderson received a deferred stock grant for 200,000 common shares. In addition, neither we nor, to our knowledge, any of our executive officers or directors are a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

        During the 60 days prior to December 10, 2002, a total of 183,000 options have been granted under Option Plans with exercise prices ranging from $5.705 to $8.370. Of these grants, the only grant to a director or executive officer was to Bernard L. Han, in connection with his joining Northwest to become our Executive Vice President and Chief Financial Officer, for 150,000 shares at an exercise price of $5.705. Mr. Han's option has a ten-year term and vests in equal annual installments over a four-year period. No options granted under the Option Plans have been exercised during the 60 days prior to December 10, 2002.

10.    Status Of Eligible Options Acquired By Us In The Offer.

        Eligible Options that have been granted under the Option Plans and that we acquire in connection with the Offer will be cancelled and the shares of common stock that may be purchased under those Eligible Options will be returned to the pool of shares available under the applicable Option Plan for grants of new awards without further stockholder action, except as required by applicable law or NASDAQ rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

11.    Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Awards is subject to conditions, including the conditions described in Section 6.

12.    Material Tax Consequences.

        The following is a general summary of the material tax consequences of the exchange of Eligible Options under the Offer. It does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. In addition, this section does not address any state or local tax consequences or the tax laws of any country other than the United States of America. Please note that tax laws change frequently and vary with your individual circumstances. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

  U.S. Federal Income Tax Consequences

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis.

        If you exchange outstanding nonqualified stock options for Replacement Options, you should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

        At the Replacement Award Grant Date, you will not be required to recognize additional income for federal income tax purposes. The grant of Replacement Awards is not recognized as taxable income.

        Federal Income Tax Consequences of Nonqualified Stock Options.    Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

        If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

        The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

        Federal Income Tax Consequences of Phantom Stock Units.    Under current law, you will not realize taxable income upon the grant of a phantom stock unit award. However, when the phantom stock units vest, the amount of the cash payment you receive will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

13.    Extension Of The Offer; Termination; Amendment.

        We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options tendered for exchange by announcing the extension and giving oral or written notice of the extension to the optionholders.

        Prior to the Expiration Date, in order to terminate or amend the Offer, we may postpone accepting and canceling any Eligible Options if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the employees eligible for this Offer. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered Eligible Options promptly after we terminate or withdraw the Offer.

        As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

        We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 9:00 A.M., Eastern

Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

        If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

  •
  increase or decrease what we will give you in exchange for your Eligible Options; or

  •
  increase or decrease the number of Eligible Options to be exchanged in the Offer.

14.    Fees And Expenses.

        We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such Eligible Options pursuant to this Offer.

15.    Information About Us.

Overview

        The Company is the indirect parent corporation of Northwest. Northwest operates the world's fourth largest airline, as measured by 2001 revenue passenger miles, and is engaged in the business of transporting passengers and cargo. Northwest began operations in 1926. Northwest's business focuses on the development of a global airline network through its strategic assets that include: domestic hubs at Detroit, Minneapolis/St. Paul and Memphis; an extensive Pacific route system with a hub in Tokyo; a trans-Atlantic alliance with KLM Royal Dutch Airlines (KLM), which operates through a hub in Amsterdam; and a global alliance with Continental Airlines.

        Set forth on the next page is a summary of selected financial information. This information should be read together with our audited financial statements and notes included in the following documents which have been filed with the SEC and are incorporated by reference:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on April 1, 2002;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2002 filed on November 6, 2002; June 30, 2002 filed on August 9, 2002, and March 31, 2002 filed on May 15, 2002,

  •
  Our Current Reports on Form 8-K filed on August 30, 2002; August 9, 2002; and July 19, 2002.

        Copies of these documents may be inspected at, and may be obtained from, the same places and in the same manner as set forth under Section 16 "Additional Information."

SUMMARY FINANCIAL DATA

		Years Ended December 31,
Statement of Operations (In millions, except per share data)	Nine Months Ended September 30, 2002
		2001(1)	2000
Operating revenues
Passenger	$6,097	$8,417	$9,653
Cargo	504	720	857
Other	549	768	730

Total operating revenues	7,150	9,905	11,240
Operating expenses	7,384	10,773	10,671

Operating income (loss)	(234)	(868)	569
Income (loss) before extraordinary item	$(310)	$(423)	$256
Net income (loss)	$(310)	$(423)	$256

Earnings (loss) per common share:
Basic	$(3.63)	$(5.03)	$3.09
Diluted	$(3.63)	$(5.03)	$2.77
Ratio of earnings to fixed charges	— (2)	— (3)	1.53

	September 30, 2002	December 31, 2001	December 31, 2000
Balance Sheets (In millions)
Cash, cash equivalents and unrestricted short-term investments	$2,542	$2,512	$693
Total assets	13,593	12,955	10,877
Long-term debt, including current maturities	6,130	5,051	3,242
Long-term obligations under capital leases, including current obligations	547	586	556
Mandatorily redeemable preferred security of subsidiary	529	492	558
Preferred redeemable stock	226	227	232
Common stockholders' equity (deficit)(4)	(738)	(431)	231
Book value per share(5)	$(8.60)	$(5.05)	$2.71

(1)
2001 was affected by significantly reduced demand for travel resulting from the September 11, 2001, terrorist attacks. The Company recognized $461 million of grant income from the U.S. government under the Air Transportation Safety and System Stabilization Act, which was recorded as other non-operating income.

(2)
Earnings were inadequate to cover fixed charges by $526 million for the nine months ended September 30, 2002.

(3)
Earnings were inadequate to cover fixed charges by $690 million for the year ended December 31, 2001.

(4)
No dividends have been paid on common stock for any period.

(5)
Book value is computed by dividing stockholders' equity(deficit) by the number of shares of common stock outstanding at September 30, 2002, December 31, 2001 and December 31, 2000, respectively.

Risk Factors

        In addition to the other information in this Offer to Exchange, the following factors should be considered carefully in evaluating the Company's business and prospects.

Risk Factors Relating to Northwest and NWA Corp.

        Recent terrorist attacks seriously harmed our business.    The terrorist attacks that occurred on September 11, 2001 had an immediate and severe adverse impact on the Company's passenger traffic and yields. The Company has continued to experience significantly lower revenue and has incurred additional costs (such as higher security and insurance premiums) as compared to periods prior to September 11, 2001. In addition to increasing insurance rates, aviation insurers have also significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons other than employees or passengers for claims resulting from acts of terrorism, war or similar events.

        As a result of the events of September 11, 2001 and continuing weak domestic and international economic conditions, the Company expects decreased passenger traffic and yields to continue for the foreseeable future. In response, the Company has taken several steps to mitigate the impact of these conditions on its results of operations and financial condition. These steps included a significant reduction in scheduled capacity on an available seat mile (ASM) basis, a reduction in its work force related to the decrease in capacity, and deferrals and cancellations of discretionary and other non-operationally critical spending.

        While the Company expects that these steps will help to offset the financial impact of the events of September 11, 2001 and the current economic downturn, some of these actions do not necessarily result in immediate cost savings. For example, a reduction in capacity may not result in lower airport facility charges due to the fixed nature of these costs.

        Our insurance costs have increased substantially as a result of the September 11, 2001 terrorist attacks, and further increases in insurance costs could harm our business. Following September 11, 2001, aviation insurers significantly increased airline insurance premiums. For example, the Company's aviation insurance for third party non-passenger war and terrorism liability coverage was cancelled effective September 26, 2001 and then reinstated that same day at substantially higher rates. In addition, aviation insurers also reduced the maximum amount of insurance coverage available to airlines for liability to persons other than passengers and liability for property damage arising from claims resulting from acts of terrorism, war or similar events to $50 million. The Company previously carried a significantly higher amount of coverage per event in war risk coverage. In light of this development, the government has provided the Company and other U.S. airlines with excess third party non-passenger war risk liability coverage under the Airline Stabilization Act in an amount currently in excess of what had been previously carried. This coverage has been extended to December 15, 2002. As a result of increased premiums, war risk, hull and liability insurance expenses are expected to be significantly higher than the 2001 amounts. The Airline Stabilization Act also provided for reimbursement of certain premium increases, at the option of the Secretary of Transportation. The FAA reimbursed airlines for increased costs of war risk insurance for a period of 30 days.

        Aviation insurers could increase their premiums even further in the event of additional terrorist attacks or other events adversely affecting the airline industry. In addition, while the government may again extend the period during which it provides excess war risk coverage, we cannot assure you that any extension will occur, or if it does, how long the extension will last. It is expected that should the government stop providing excess war risk coverage to the airline industry, the premiums charged by aviation insurers for this coverage would be substantially higher than the premiums currently charged by the government. Significant increases in insurance premiums could harm our financial condition and results of operations.

        The Company has substantial levels of indebtedness.    As of September 30, 2002, we had long-term debt and capital lease obligations, including current maturities, of $6.68 billion. Of this indebtedness, 39% bears interest at floating rates. The amount of long-term debt that matures in 2002 is $53 million. Additionally, $250 million matures in 2003, $587 million in 2004, $1.40 billion in 2005 and $531 million in 2006. As of September 30, 2002, the principal portion of future minimum lease payments under capital leases were $102 million for 2002, $65 million for 2003, $46 million for 2004, $40 million for 2005 and $29 million for 2006. These levels of indebtedness do not include the Company's mandatory obligation to redeem $226 million of convertible preferred stock in 2003. The amount of the Company's indebtedness could limit the Company's ability to obtain additional financing or could adversely affect the Company's future financing costs, either of which could negatively affect its ability to operate its business or make future capital expenditures.

        In addition, Northwest operates in a capital-intensive industry. Periodically, Northwest is required to make significant capital expenditures for new aircraft and related equipment. There can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures not covered by commercial financing.

        Our alliance strategy is subject to risks that may reduce the anticipated benefits to us.    Northwest is currently a party to numerous alliances with other airlines, and may enter into additional alliances in the future. Northwest's ability to grow its route network by entering into alliances depends upon the availability of suitable alliance candidates and the ability of Northwest and its alliance partners to meet business objectives and to perform their obligations under the alliance agreements. Northwest's ability to successfully achieve the anticipated benefits of its alliances depends upon many factors, including risks associated with disapproval or delay by regulatory authorities or adverse regulatory developments, competitive pressures, customer acceptance of the alliances and Northwest's and its alliance partners' ability to modify certain contracts that may restrict certain aspects of the alliances.

        We are exposed to foreign currency exchange rate fluctuations.    Northwest conducts a significant portion of its operations in foreign locations. As a result, Northwest has operating revenues and, to a lesser extent, operating expenses, as well as assets and liabilities, denominated in foreign currencies, principally the Japanese yen. Fluctuations in such foreign currencies can significantly affect Northwest's operating performance and the value of its assets located outside of the United States. From time to time, Northwest uses financial instruments to hedge its exposure to the Japanese yen. However, these hedging strategies may not be effective.

Risk Factors Related to the Airline Industry.

        The airline industry has experienced significant losses and reduced capacity levels due to weak economic conditions and the effects of the September 11, 2001 terrorist attacks.    As a result of weak domestic and international economic conditions and the September 11, 2001 terrorist attacks, the airline industry as a whole suffered substantial losses in 2001 and has continued to suffer substantial losses in 2002. Airline profit levels are highly sensitive to adverse changes in fuel costs, average fare levels and passenger demand. Passenger demand and fare levels have historically been adversely affected by, among other things, weak economic conditions, international events, such as the Persian Gulf War, and airline capacity and pricing actions taken by other airlines.

        In addition, the September 11 terrorist attacks significantly disrupted the North American air transportation system, leading to a temporary suspension of air travel in the United States and Canada. The FAA instituted a number of new safety measures for U.S. airports in reaction to these incidents, including, but not limited to, prohibiting unticketed passengers beyond security checkpoints, requiring a thorough search and security check of all passenger baggage and restricting the parking of vehicles near terminals. Air travel is currently at significantly reduced levels; both enplanements and revenues have been significantly affected, and are expected to continue to be negatively affected for an indeterminate period. Many airlines, including the Company, have announced cutbacks in service and employee layoffs in response to a reduction in passenger demand following these incidents. The Company expects decreased passenger traffic and yields to continue for the foreseeable future as the airline industry makes the necessary changes to operations and procedures.

        The Company cannot predict the duration or extent of the reduction in air travel as a result of the above factors. In addition, the Company cannot predict the likelihood of future incidents similar to those described above, including the possibility of war with Iraq, the likelihood of future air transportation disruptions or the impact on the airline industry from such incidents or disruptions, although such incidents or disruptions could have a material adverse effect on the Company's operating results.

        The airline industry is intensely competitive.    The airline industry is highly competitive. Northwest's competitors include all the other major domestic airlines, as well as foreign, national, regional and new entrant airlines, some of which have more financial resources or lower cost structures than Northwest. On most of Northwest's routes, it competes with at least one of these carriers. Northwest uses yield inventory management systems to vary the number of discount seats offered on each flight in an effort to maximize revenues while remaining price competitive with lower-cost carriers. These competitors' low-cost fares could affect the Company's operating results.

        In recent years, the major U. S. airlines have formed marketing alliances with other U.S. and foreign airlines. Such alliances generally provide for code-sharing, frequent flyer program reciprocity, coordinated scheduling of flights to permit convenient connections and other joint marketing activities. These arrangements permit an airline to market flights operated by other alliance members as its own. This increases the destinations, connections and frequencies offered by the airline, which provide an opportunity to increase traffic on that airline's segment of flights connecting with alliance partners. Other major U.S. airlines have alliances or planned alliances that may be more extensive than Northwest's alliances. Northwest cannot predict the extent to which it will be disadvantaged by competing alliances.

        The airline industry is both cyclical and seasonal in nature.    Due to seasonal fluctuations, the Company's operating results for any interim period are not necessarily indicative of those for the entire year. The Company's second and third quarter operating results have historically been more favorable due to increased leisure travel on domestic and international routes during the spring and summer months.

        In addition, Northwest operates in an industry that may undergo consolidation. Any business combination could significantly alter the industry conditions and competition within the airline industry. Any business combination involving Northwest could adversely affect Northwest's operations because, for example, of difficulties in integrating operations and personnel.

        Changes in government regulation imposing additional requirements and restrictions on our operations could increase our operating costs and limit our ability to conduct our business.    Airlines are subject to extensive regulatory requirements. In the last several years, Congress has passed laws and the FAA has issued a number of maintenance directives and other regulations. These requirements impose substantial costs on airlines.

        On November 19, 2001, Congress passed, and the President signed into law, the Aviation and Transportation Security Act. This law federalizes substantially all aspects of civil aviation security and requires, among other things, the implementation of certain security measures by airlines and airports, such as the requirement that all passenger bags be screened for explosives. Funding for airline and airport security under the law is partially provided by a new $2.50 per enplanement ticket tax; however, the Company is responsible for costs in excess of this fee which may not exceed the Company's 2000 security expense levels until after 2004. Implementation of the requirements of the Aviation Security

Act will result in increased costs for the Company and its passengers. Northwest also expects to continue to incur expenditures to comply with the FAA's aging aircraft and noise regulations.

        Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. Congress and the DOT have also proposed the regulation of airlines' responses to their competitors' activities. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the U.S. and foreign governments may be amended from time to time, or because appropriate slots or facilities may not be available. Northwest cannot give assurance that laws or regulations enacted in the future will not adversely affect it.

        We are vulnerable to increases in aircraft fuel costs.    Because fuel costs are a significant portion of Northwest's operating costs (15.0% for 2001), significant changes in fuel costs would materially affect its operating results. Fuel prices continue to be susceptible to, among other factors, political events, and Northwest cannot control near or long-term fuel prices. Northwest may experience higher fuel prices or have to curtail scheduled services due to a fuel supply shortage that may result from a disruption of oil imports or other events. A one-cent change in the cost of a gallon of fuel (based on 2001 consumption) would impact operating expenses by approximately $1.7 million per month. Changes in fuel prices may have a greater impact on Northwest than some of its competitors because of the composition of its fleet. From time to time, Northwest hedges against significant adverse changes in fuel prices. However, our hedging strategies may not be effective.

16.  ADDITIONAL INFORMATION.

        With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC on December 13, 2002, of which the Offer to Exchange dated December 13, 2002 is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including the exhibits, before making a decision on whether to tender your options.

        We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on April 1, 2002;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2002 filed on November 6, 2002; June 30, 2002 filed on August 9, 2002, and March 31, 2002 filed on May 15, 2002,

  •
  Our Current Reports on Form 8-K filed on August 30, 2002; August 9, 2002; and July 19, 2002.

        Our SEC filings are available to the public on the SEC's Internet site at http://www.sec.gov and on our website at http://www.nwa.com.

        Our common stock is quoted on the Nasdaq National Market under the symbol "NWAC," and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

        We will also provide without charge to each employee upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Secretary's Office
Northwest Airlines Corporation
5101 Northwest Drive, Dept. A1180
St. Paul, Minnesota 55111-3034

or by telephoning us at (612) 726-2111 between the hours of 9:00 A.M. and 5:00 P.M. Central Time.

17.  FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

        This Offer and our SEC reports referred to above include "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to statements made in connection with this Offer. The Company through its management may also from time to time make oral forward-looking statements. The Company is hereby identifying important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of the Company. Any such statement is qualified by reference to the following cautionary statements.

        It is not reasonably possible to itemize all of the many factors and specific events that could affect the outlook of an airline operating in the global economy. Such risks and uncertainties include, among others, the future level of air travel demand, the Company's future load factors and yields, the airline pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the price and availability of jet fuel, the possibility of war with Iraq, the possibility of additional terrorist attacks or the fear of such attacks, labor negotiations both at other carriers and the Company, low-fare carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuation, inflation and other factors discussed herein. Additional information with respect to these factors and these and other events that could cause differences between forward-looking statements and future actual results is contained under the heading "Risk Factors" in Section 15.

        Developments in any of these areas, as well as other risks and uncertainties detailed from time to time in the Company's SEC filings, could cause the Company's results to differ from results that have been or may be projected by or on behalf of the Company. The Company cautions that the foregoing list of important factors is not inclusive. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements deal with the Company's expectations about the future and are subject to a number of factors that could cause actual results to differ materially from the Company's expectations.

        If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

        Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document, the attached Summary of Terms and the Tender Offer Statement on Schedule TO.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR

TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Northwest Airlines Corporation        December 26, 2002

SCHEDULE A
INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

        Our directors and executive officers and their positions and offices as of December 13, 2002, are set forth in the following table:

Name	Age	Position and Offices Held
Gary L. Wilson	62	Chairman of the Board
Richard H. Anderson	47	Chief Executive Officer and Director
Ray W. Benning, Jr.	58	Director
Richard C. Blum	67	Director
Alfred A. Checchi	54	Director
Robert L. Friedman	59	Director
Doris Kearns Goodwin	59	Director
Dennis F. Hightower	61	Director
George J. Kourpias	70	Director
Frederic V. Malek	65	Director
V.A. Ravindran	55	Director
Michael G. Ristow	57	Director
Douglas M. Steenland	51	President and Director
Leo M. van Wijk	56	Director
J. Timothy Griffin	51	Executive Vice President—Marketing and Distribution
Philip C. Haan	47	Executive Vice President—International Sales and Information Services
Bernard L. Han	38	Executive Vice President and Chief Financial Officer
James G. Mathews	51	Vice President—Accounting and Tax and Chief Accounting Officer

        The address of each director and executive officer is: c\o Northwest Airlines Corporation, 2700 Lone Oak Parkway, Eagan, Minnesota 55121.

Richard H. Anderson has served as Chief Executive Officer of the Company since April 2001 and was elected a director of the Company in September 2001. He has served in a number of executive positions since joining the Company in 1990, including Executive Vice President and Chief Operating Officer from December 1998 to April 2001, Executive Vice President-Technical Operations and Airport Affairs from April 1998 to December 1998 and Senior Vice President-Technical Operations and Airport Affairs from January 1997 to April 1998. From 1994 to 1996, he served as Senior Vice President-Labor Relations, State Affairs and Law, and from 1990 to 1994 he served as Vice President-Deputy General Counsel. Prior to joining the Company, Mr. Anderson was Staff Vice President and Deputy General Counsel of Continental Airlines. Mr. Anderson also serves on the boards of directors of Medtronic, Inc. and Mesaba Holdings, Inc.

Ray W. Benning, Jr. has served as a director of the Company since 1999. Mr. Benning has been Director of the Airline Division of the International Brotherhood of Teamsters since 1995. Mr. Benning served as Assistant to the Director of the Teamsters Airline Division from 1993 to 1995 and as President of Teamsters Airline Local 2707 from 1985 to 1993.

Richard C. Blum has served as a director of the Company since 1989. Mr. Blum is Chairman and President of Richard C. Blum & Associates, Inc., which is the general partner of BLUM Capital Partners, L.P., a merchant banking and long-term strategic equity investment management firm which acts as general partner for various investment partnerships and as investment advisor to advisory clients. Mr. Blum also serves as a director of URS Corporation, Glenborough Realty Trust Inc., CBRE Holdings, Inc., and Playtex Products, Inc. Mr. Blum is also Co-Chairman of Newbridge Capital.

1

Alfred A. Checchi has served as a director of the Company since 1989. He was Co-Chairman of the Board of Directors from 1991 to 1997 and sole Chairman of the Board of Directors from 1989 to 1991. Mr. Checchi is currently a private investor. Between 1983 and 1987, he was a principal of Bass Brothers Enterprises. Mr. Checchi began his business career at Marriott Corp. in 1975 and over the next eight years held a variety of management positions, including Vice President of Corporate Development and Treasurer.

Robert L. Friedman has served as a director of the Company since May 2002. Since 1999, Mr. Friedman has served as a Senior Managing Director of The Blackstone Group L.P., a private investment firm. Prior to 1999, he was a partner of the law firm of Simpson Thacher & Bartlett. He also serves on the boards of directors of American Axle & Manufacturing Inc., AXIS Specialty Ltd., Corp Group, Premcor Inc. and Crowley Data LLC.

Doris Kearns Goodwin has served as a director of the Company since 1997. Ms. Goodwin is a historian and author and has received numerous awards including the Pulitzer Prize in history in 1995. She is currently a member of the Harvard University Board of Overseers and was a Professor of Government at Harvard University from 1969 to 1977.

Dennis F. Hightower has served as a director of the Company since 1997. In February 2001, he retired as Chief Executive Officer of Europe Online Networks, S.A. (Luxembourg-based broadband interactive entertainment company), a position he held since June 2000. From July 1996 to June 2000 Mr. Hightower was Professor of Management at the Harvard Business School. From March 1995 to June 1996 Mr. Hightower was President of Walt Disney Television & Telecommunications (entertainment) and from June 1987 to March 1995 he was President of Disney Consumer Products, Europe, Middle East and Africa. Mr. Hightower is also a director of BriteSmile, Inc., The Gillette Company, PanAmSat Corporation, Phillips-Van Heusen Corporation, and The TJX Companies, Inc.

George J. Kourpias has served as a director of the Company since 1997. Mr. Kourpias is the retired International President of the IAM, a position he held from 1989 to 1997.

Frederic V. Malek has served as a director of the Company since 1989. Mr. Malek served as President of Northwest Airlines from late 1989 to mid-1990 and was Vice Chairman of Northwest Airlines from 1990 through 1991. Mr. Malek is Chairman of Thayer Capital Partners, a Washington, D.C.-based merchant bank, which Mr. Malek formed in 1993. Mr. Malek is a director of American Management Systems, Inc., Automatic Data Processing, Inc., CBRE Holdings, Inc., FPL Group, Inc., Manor Care, Inc., Aegis Communications Group, Inc., Global Vacation Group, and various mutual funds sponsored by UBS/PaineWebber Inc.

V.A. Ravindran has served as a director of the Company since 1992. Since 1987, Mr. Ravindran has been the Chairman of the Board and President of Paracor Company Inc., a United States merchant bank wholly owned by Fosters Brewing Group Ltd. of Australia. From 1987 to 1992, Mr. Ravindran was an Executive Director of EFG Holdings (USA), the finance group holding company of Fosters Brewing Group Ltd. of Australia, and continues to serve on the board of directors of that company.

Michael G. Ristow has served as a director of the Company since 1999. Captain Ristow has been a Northwest Airlines pilot for over 30 years and has served as a Captain Representative of ALPA since 1993.

Douglas M. Steenland has served as President of the Company since April 2001 and was elected a director of the Company in September 2001. He has served in a number of executive positions since joining the Company in 1991, including Executive Vice President and Chief Corporate Officer from September 1999 to April 2001, Executive Vice President-Alliances, General Counsel and Secretary from January 1999 to September 1999, Executive Vice President, General Counsel and Secretary from June 1998 to January 1999, and Senior Vice President, General Counsel and Secretary from July 1994 to June 1998. Prior to joining the Company, Mr. Steenland was a senior partner at the Washington,

2

D.C. law firm of Verner, Liipfert, Bernhard, McPherson and Hand. Mr. Steenland also serves on the board of directors of Mesaba Holdings, Inc.

Leo M. van Wijk has served as a director of the Company since 1997 and previously served as a director of the Company from 1991 to 1996. Mr. van Wijk is President and Chief Executive Officer, Board of Managing Directors of KLM, a position he has held since 1997. He joined KLM in 1971 and has held various positions with KLM, including Managing Director from 1991 through 1996 and Chief Operating Officer from January 1997 through August 1997.

Gary L. Wilson has served as a director of the Company since 1989. He has been Chairman of the Board of Directors since April 1997 and was Co-Chairman of the Board of Directors from 1991 to 1997. Mr. Wilson also serves as a director of CBRE Holdings, Inc., On Command Corporation and The Walt Disney Company. He joined Disney in 1985 as Executive Vice President and Chief Financial Officer and a director. Before joining Disney, Mr. Wilson served for 11 years in executive positions at Marriott Corp., including Executive Vice President and Chief Financial Officer. Mr. Wilson also serves on the boards of directors of KLM and Yahoo! Inc. and the board of trustees of Duke University.

J. Timothy Griffin has served as Executive Vice President-Marketing and Distribution of Northwest since January 1999. From June 1993 to January 1999, he served as Senior Vice President-Market Planning and Systems. Prior to joining Northwest in 1993, Mr. Griffin held senior positions with Continental Airlines and American Airlines.

Philip C. Haan has served as Executive Vice President-International, Sales and Information Services of Northwest since January 1999. From December 1995 to January 1999, he served as Senior Vice President-International. Mr. Haan joined Northwest in 1991 as Vice President-Revenue Management.

Bernard L. Han was elected Executive Vice President and Chief Financial Officer of the Company in October 2002. Prior to joining the Company, Mr. Han held various executive positions at America West Airlines, Inc. He served as Executive Vice President and Chief Financial Officer of America West from September 2001 to September 2002, Senior Vice President—Marketing and Planning from January 2001 to September 2001, and Senior Vice President—Planning from May 1998 to January 2001. He joined America West as Vice President—Financial Planning and Analysis in January 1996.

James G. Mathews has served as Vice President-Accounting, Tax and Chief Accounting Officer since August 22, 2001. He joined Northwest as Vice President-Finance and Chief Accounting Officer in November 2000. From May 1997 to October 2000, Mr. Mathews served as Chief Financial and Administrative Officer of CARE-USA (an international relief and development agency) and from 1992 to 1997 Mr. Mathews held various executive positions at Delta Air Lines, including Corporate Treasurer.

3

QuickLinks

  Exhibit (a)(i)
NORTHWEST AIRLINES CORPORATION
OFFER TO EXCHANGE OUTSTANDING OPTIONS
IMPORTANT
TABLE OF CONTENTS
SUMMARY OF TERMS: QUESTIONS AND ANSWERS ABOUT THE OFFER TO EXCHANGE
THE OFFER
1. Number Of Options; Expiration Date.
2. Purpose Of The Offer.
3. Procedures.
4. Change In Election.
5. Acceptance Of Eligible Options For Exchange And Cancellation And Issuance Of Replacement Awards.
6. Conditions Of The Offer.
7. Price Range Of Common Stock.
8. Source And Amount Of Consideration; Terms Of Replacement Awards.
9. Interests Of Directors And Officers; Transactions And Arrangements Involving The Eligible Options.
10. Status Of Eligible Options Acquired By Us In The Offer.
11. Legal Matters; Regulatory Approvals.
12. Material Tax Consequences.
13. Extension Of The Offer; Termination; Amendment.
14. Fees And Expenses.
15. Information About Us.
SUMMARY FINANCIAL DATA
16. ADDITIONAL INFORMATION.
17. FORWARD LOOKING STATEMENTS; MISCELLANEOUS.
SCHEDULE A INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS